Exhibit 10.1

EXECUTION VERSION

[FORTIS ADVISORS]

WITHOUT PREJUDICE

FOR SETTLEMENT PURPOSES ONLY

PURSUANT TO FRE 408 / CPLR 4547

November 15, 2021

First Wave BioPharma, Inc.

777 Yamato Road

Suite 502

Boca Raton, FL 33431

Attention: Dan Schneiderman and Martin Krusin

E-Mail: dschneiderman@azurrx.com and mkrusin@azurrx.com

Re: Fortis Advisors, LLC, in its capacity as the Shareholders’ Representative for the Former Stockholders of First Wave Bio, Inc., Plaintiff, v. First Wave BioPharma, Inc., Defendant

Reference is made to the ongoing litigation titled above (the “Litigation”) and to that certain Agreement and Plan of Merger dated September 13, 2021 by and among AzurRx Biopharma, Inc. (renamed First Wave BioPharma, Inc., the “Buyer”), Alpha Merger Sub, Inc., First Wave Bio, Inc. and Fortis Advisors LLC, as the Shareholders’ Representative (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In light of the desire of each party to the Litigation (the “Parties”) to settle the litigation on a mutually agreeable basis and amend the terms by which the Sellers are owed the Second Payment, the Third Payment and Milestone Payment for Milestone Event #13, the Parties hereby agree as follows:

1.

Concurrently with the execution of this letter agreement, the Buyer shall pay $2,000,000 by wire transfer of immediately available funds to the Paying Agent (for further distribution to the Sellers) pursuant to the wire instructions and account information set forth on Exhibit A.

2.

Until the Sellers have received an aggregate amount equal to the Second Payment, the Third Payment and the Milestone Payment for Milestone Event #13 less the $2,000,000 paid pursuant to paragraph 1 above (the “Aggregate Settlement Proceeds”):

a.

On the first Business Day of every month beginning on January 3rd, 2022 through and including August 2022, the Buyer shall pay $500,000 by wire transfer of immediately available funds to the Paying Agent (for further distribution to the Sellers) pursuant to the wire instructions and account information set forth on Exhibit A hereto.

b.

On the first Business Day of every month beginning on September 5, 2022, the Buyer shall pay $1,000,000 by wire transfer of immediately available funds to the Paying Agent (for further distribution to the Sellers) pursuant to the wire instructions and account information set forth on Exhibit A hereto.

c.

If the Buyer receives any proceeds in respect of any financing transactions that are consummated after November 14, 2021, the Buyer shall pay 10% of any such amounts in excess of $10,000,000 (the “Financing Payments”) by wire transfer of immediately available funds to the Paying Agent (for further distribution to the Sellers) pursuant to the wire instructions and account information set forth on Exhibit A hereto. Such Financing Payments shall be made on the first Business Day of the month immediately following the month in which the financing transaction occurs and shall be credited against the Aggregate Settlement Proceeds. The Financing Payments shall not reduce the amounts payable under paragraphs 2(a) or 2(b) until the Sellers have received the Aggregate Settlement Proceeds, at which point no further payments shall be required to be made under this clause 2(c). The Buyer shall provide a statement in form and substance reasonably acceptable to the Shareholders’ Representative setting forth the amount of financing raised during the preceding month and reasonably detailed supporting calculations for the Financing Payments.

d.

 If the Buyer receives, or its stockholders are entitled to receive, any proceeds from any merger, consolidation, recapitalization, reorganization, business combination, sale of assets, share exchange, joint venture, license, collaboration, or any other similar transaction (the “Transaction Proceeds”), the Buyer shall pay the Transaction Proceeds within one Business Day of the closing of such transaction by wire transfer of immediately available funds to the Paying Agent (for further distribution to the Sellers) pursuant to the wire instructions and account information set forth on Exhibit A hereto. For the avoidance of doubt, the Transaction Proceeds shall not reduce the amounts payable under paragraphs 2(a) or 2(b) above until the Sellers have received the Aggregate Settlement Proceeds, at which point no further payments shall be required to be made under this clause 2(d).

3.

Until the Sellers have received the Aggregate Settlement Proceeds, the Buyer covenants and agrees to not mortgage, encumber or permit any of its assets to become subject to a Lien without the prior written consent of the Shareholders Representative.

4.

For the avoidance of doubt, except as expressly set forth herein, all other terms of the Merger Agreement, including with respect to the Milestone Payments(other than Milestone #13), shall remain in full force and effect.

5.

Upon the receipt by the Paying Agent (for further distribution to the Sellers) of the $2 million payment described in paragraph 1 above, the Shareholders’ Representatives shall file a dismissal without prejudice of the complaint filed in the Litigation, it being understood by all parties hereto that all other claims not specifically pled in the complaint shall be preserved. This Agreement shall not be deemed or construed to be an admission of liability by any Party at any time for any purpose.

6.

Until the Aggregate Settlement Proceeds have been fully paid to the Sellers, the Buyer shall provide the Shareholders’ Representative upon its reasonable request with certain information about the Buyer, including but not limited to monthly financial statements of the Buyer, financing plans, budgeted and expected capital expenditures, monthly cash balance reports, general updates regarding the operations of the business. Such information shall be deemed to be Confidential Information of the Buyer.

7.

Each Party hereto acknowledges that no other Party, nor any agent nor any attorney of any other Party has made any promise, representation or warranty whatsoever, express or implied, not contained in this letter agreement concerning the subject matter hereof, or any other matter whatsoever, to induce said Party to execute or authorize the execution of this letter agreement. Each Party acknowledges that it has not executed or authorized the execution of this instrument in reliance upon any such promise, representation or warranty not contained herein.

8.

Pursuant to Section 8.6 of the Merger Agreement, the terms of this letter agreement are conditional on further approval of the Sellers. The terms of this letter agreement can only be amended or modified by a writing, signed by duly authorized representatives of all Parties hereto or the Sellers as may be required under applicable Law, expressly stating that such modification or amendment is intended. This letter agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns.

9.

The Parties to this letter agreement and their counsel have reviewed and negotiated this letter agreement, and the normal rule of construction to the affect that any ambiguities in an agreement are to be resolved against the drafting parties shall not be employed in the interpretation of this letter agreement.

10.	Intentionally omitted.

11.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. The Parties consent to the exclusive jurisdiction of the New York Supreme Court to resolve any disputes arising under this letter agreement. The Merger Agreement shall govern any disputes under the Merger Agreement as amended hereunder.

12.

This letter agreement may be executed in two or more separate counterparts (including counterparts transmitted by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

EXECUTION VERSION

Sincerely yours,

FORTIS ADVISORS, LLC

By: /s/ Ryan Simkin

Name: Ryan Simkin

Title: Managing Director

Acknowledged and Agreed:

FIRST WAVE BIOPHARMA, INC.

By: /s/ Daniel Schneiderman

Name: Daniel Schneiderman

Title: Chief Financial Officer